Exhibit 10.16

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into by and between Progenity, Inc., on the one hand, and Aetna Health Management, Inc. (“Aetna”) on the other hand (collectively, Progenity and Aetna are the “Parties” and each is a “Party” when reference is made in the singular).

WHEREAS, Aetna provides health insurance and administers employer-sponsored self-funded health plans;

WHEREAS, Progenity is a laboratory that provides diagnostic testing;

WHEREAS, Aetna has raised a dispute with Progenity about [***] (the “Dispute”);

WHEREAS, [***];

WHEREAS, the Parties intend to enter into a Participating Provider Agreement pursuant to which Progenity will provide lab services to Aetna members;

WHEREAS, Progenity will receive substantial direct and indirect value in exchange for entering into this Settlement Agreement; and

WHEREAS, the Parties desire to resolve any and all disputes between them.

NOW, THEREFORE, in consideration of the covenants, promises, releases, and waivers set forth herein, the Parties each agree to settle on the following terms, conditions, and releases:

1.    Settlement Payments:

a.    Progenity shall pay to Aetna the total sum of $15,000,000 as full and final payment to resolve the Dispute, subject to Paragraphs 2 and 3 hereof

b.    The foregoing sum shall be paid pursuant to the following schedule (collectively, the “Settlement Payments”):

[***]

2.    Participating Provider Agreement. Within [***] following execution of this Settlement Agreement, Progenity shall execute the Participating Provider Agreement with Aetna in the form attached hereto as Exh. A.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

3.    Release and Waivers.

a.    Release by Aetna. Aetna on its own behalf and on behalf of its subsidiaries, affiliates, assigns and successors (the “Aetna Releasors”), and each of them, acknowledges that timely payment of all Settlement Payments and execution of the Participating Provider Agreement, shall satisfy Progenity’s obligations regarding the Aetna Released Claims (as defined below) on the terms set forth herein. Upon timely payment of all Settlement Payments and execution of the Participating Provider Agreement, provided that Progenity has not become subject to any bankruptcy proceeding, receivership, assignment for the benefit of creditors, or other similar insolvency proceeding within [***] after the Final Payment Date, Aetna fully and forever releases, absolves and discharges Progenity and all of their parents, subsidiaries, affiliates current and former trustees, directors, officers, shareholders, partners, agents, employees, representatives, attorneys, and insurers, as well as the heirs, executors, administrators, predecessors, successors and assignees of all of the foregoing, and each of them (hereinafter respectively referred to as “Progenity Releasees”) with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, causes of action, charges, obligations, debts, costs, expenses, attorneys’ fees, damages, penalties, judgments, orders, and liabilities of whatever kind or nature in law, equity or otherwise, which the Aetna Releasors now own or hold or have at any time heretofore owned or held as against Progenity Releasees, or any of them, arising out of the Dispute (the “Aetna Released Claims”). For the avoidance of doubt, die Aetna Released Claims include [***]. Aetna will [***]. Nothing herein releases any Releasee from its obligations under this Settlement Agreement or the Participating Provider Agreement. This Settlement Agreement in no way waives the rights of the United States Government under any Federal statute to pursue civil and/or criminal fines, penalties, recoveries, etc., for claims submitted to Aetna under any federal health plan, including but not limited to, the Federal Employees Health Benefits Program.

b.    Release by Progenity. Progenity on its behalf and on behalf of its parent, subsidiaries, affiliates, assigns and successors (the “Progenity Releasors”), and each of them, fully and forever releases, absolves and discharges Aetna and all of their parents, subsidiaries, affiliates current and former trustees, directors, officers, shareholders, partners, agents, employees, representatives, attorneys, plan sponsors, members, and insurers, as well as the heirs, executors, administrators, predecessors, successors and assignees of all of the foregoing, and each of them (hereinafter respectively referred to as “Aetna Releasees”) with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, causes of action, charges, obligations, debts, costs, expenses, attorneys’ fees, damages, penalties, judgments, orders, and liabilities of whatever kind or nature in law, equity or otherwise, which the Progenity Releasors now own or hold or have at any time heretofore owned or held as against Aetna Releasees, or any of them, arising out of the Dispute (the “Progenity Released Claims”). Subject to Aetna policies and procedures, Aetna agrees to process eligible claims submitted by Progenity for a covered service under the applicable health plan that has a date of service prior to the effective date of the Participating Provider Agreement as if Progenity was considered an authorized in-network provider for purposes of member benefit determinations. For the avoidance of doubt, nothing in this provision is intended to allow the Aetna Releasees to recover past overpayments resulting from services performed by Progenity as a result of a member’s visit through a par provider as set forth in paragraph 3 a.

c.    If Progenity fails to timely pay any of the Settlement Payments or execute the Participating Provider Agreement on or before the deadlines set out above, or seeks to avoid any of the Settlement Payments or any of its other obligations under this Settlement Agreement, Aetna does not and will not provide any release of any kind, any provision in this Settlement Agreement granting a release by the Aetna Releasors shall be null and void in its entirety automatically and without need for further notice, and Aetna shall be deemed to retain all rights to pursue Progenity for any amounts due under the Aetna Released Claims, including interest which will continue to accrue on those amounts after the date of this Settlement Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

4.    Integration Clause: This Settlement Agreement constitutes and contains the entire agreement and final understanding concerning the subject matters addressed herein between the Parties. This Settlement Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement.

5.    Severability: If any term or provision of this Settlement Agreement or the application thereof is held to be invalid or unenforceable, the invalidity or unenforceability shall not affect any other terms or provisions or applications of this Settlement Agreement which can be given effect without the invalid terms or provisions or application, and to this end the terms and provisions of this Settlement Agreement are declared to be severable. In other words, if any mini or provision of this Settlement Agreement is held to be invalid or unenforceable, then the remaining terms and provisions of this Settlement Agreement shall continue to be valid and will be performed, construed, and enforced to the fullest extent permitted by law. Furthermore, the invalid or unenforceable term or provision shall be deemed amended and limited in accordance with the intent of the Parties, as determined from the face of this Settlement Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision.

6.    Notice: Any notices required to be given pursuant to this Settlement Agreement shall be deemed given if provided by overnight courier or U.S. certified mail to the following addresses:

If to Aetna:

Attention: Aetna Legal Dept

1425 Union Meeting Road, Mail Stop U23S

Blue Bell, PA 19422

With a copy to:

Aaron G. McCollough

McGuireWoods LLP

77 West Wacker Drive, Suite 4100

Chicago, IL 60601-1818

If to Progenity, Inc.:

Attention: Legal Dept

4330 La Jolla Village Drive #200

San Diego, CA 92122

7.    Governing Law: This Agreement shall be deemed to have been executed and delivered within the State of Pennsylvania, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Pennsylvania without regard to principles of conflict of laws, except to the extent that federal law would govern.

8.    Drafting of Agreement: Each Party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction to be made of this Settlement Agreement, the same shall not be construed against any Party on the basis that the Party was the drafter.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

9.    Counterparts: This Settlement Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, facsimile copies, and electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

10.    Non-Waiver: No waiver of any breach of any term or provision of this Settlement Agreement shall be construed to be, or shall be, a waiver of any other breach of this Settlement Agreement except as stated herein. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

11.    Representation: In entering into this Settlement Agreement, the Parties represent that they have obtained the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Settlement Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

12.    Cooperation: The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Settlement Agreement and which are not inconsistent with its terms.

13.    Attorneys’ Fees: The Parties acknowledge and agree that they will each bear their own attorneys’ fees and costs in connection with the matters referred to in this Settlement Agreement. However, in the event that Aetna must bring an action to enforce the terms of this Settlement Agreement, Aetna shall be entitled to recover all reasonable attorneys’ fees and costs incurred in connection with that action in addition to any other relief to which Aetna may be entitled.

14.    Warranty of Authorized Signatures: Each of the signatories hereto warrants and represents that they are competent and authorized to enter into this Settlement Agreement, that they have read this Settlement Agreement and knows the contents hereof that the terms hereof are contractual and not by way of recital, and that they have signed this Settlement Agreement of their own volition. Each Party represents and warrants that to the best of its knowledge and belief no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Settlement Agreement, and that it has the sole right and exclusive authority to execute this Settlement Agreement, and that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Settlement Agreement.

15.    The existence, and the terms and conditions, of this Settlement Agreement shall be kept confidential, except as may be necessary to enforce the terms of the Settlement Agreement or as the non-disclosing Party may agree in writing. Disclosure shall be permitted to those legal, investment or business consultants of a Party who reasonably need to know the information in order to provide their services to such Party; the Party retaining such consultants shall be liable under this Agreement for any subsequent disclosure by such consultants. Disclosure shall also be permitted upon order of a court, government agency or as otherwise required by law.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties sign below indicating their intent to be bound by the terms and conditions of this Settlement Agreement.

DATED: November 11, 2019

By:	/s/ Paul Weller

AETNA HEALTH MANAGEMENT, INC.

By	Paul Weller
Its	Exec Dir, Sr. Counsel

DATED: November 7, 2019

By:	/s/ Harry Stylli

PROGENITY, INC

By	Harry Stylli
Its	CEO